EXHIBIT 5.1 and 23.2



November 7, 2001

Board of Directors
EQUITY TECHNOLOGIES & RESOURCES, INC.
1050 Chinoe Road, Suite 304
Lexington, KY 40502

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 5, 2001 in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of the Company's Common Stock, pr value $.001 (exclusive of any securities associated therewith, the "Stock") to be sold by you pursuant to the Company's Employee/Consultant 2001 Stock Compensation Plan for Equity Technologies & Resources, Inc./VPS IV (the "Plan").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plan.

It is our opinion that the 4,000,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provided in the Plan, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

Very truly yours,



/s/ Frank G. Dickey, Jr. & Associates
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FRANK G. DICKEY, JR. & ASSOCIATES